Exhibit 99.1
HOLLY CORPORATION ANNOUNCES $100 MILLION INCREASE TO STOCK REPURCHASE PROGRAM
October 30, 2006
Dallas, Texas — Holly Corporation (NYSE: HOC) announced today that its Board of Directors has authorized a $100 million increase in the Company’s current common stock repurchase program. Before the increase, the Company had approximately $27 million remaining on its $200 million repurchase program announced November 7, 2005. Repurchases under the expanded program will be made from time to time in the open market or privately negotiated transactions based on market conditions, securities law limitations and other factors.
“This increase underscores our confidence in the continued growth and profitability of the Company” said Company Chief Executive Officer Matthew Clifton.
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries an 82,000 barrels per day (“bpd”) refinery located in southeast New Mexico, and a 26,000 bpd refinery in Woods Cross, Utah. Holly also owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P. (NYSE-HEP), which through subsidiaries owns or leases approximately 1,600 miles of petroleum product pipelines in Texas, New Mexico and Oklahoma and refined product terminals in several Southwest and Rocky Mountain states.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in the Company’s markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies or shutdowns in refinery operations or pipelines, effects of governmental regulations and policies, the availability and cost of financing to the Company, the effectiveness of the Company’s capital investments and marketing strategies, the ability of the Company or Holly Energy Partners, L. P. to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any future acquired operations, the Company’s efficiency in carrying out construction projects, the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Corporation
214-871-3555